Exhibit 99.1
For Media Relations contact:
James Modica – West Mill Communications
908-872-4919 or jimwmm@aol.com
For Investor Relations contact:
Michael Garone – Emisphere Technologies
973-532-8005 or mgarone@emisphere.com
Paula Schwartz – Rx Communications Group
917-322-2216 or pschwartz@rxir.com
EMISPHERE TECHNOLOGIES ANNOUNCES EXTENSION OF
MATURITY DATE FOR CONVERTIBLE PROMISSORY NOTE
CEDAR KNOLLS, NJ, May 27 , 2010 – Emisphere Technologies, Inc. (OTC BB: EMIS), a biopharmaceutical company that focuses on a unique and improved delivery of pharmaceutical compounds and nutritional supplements using its Eligen® Technology, today announced that Novartis Pharma AG has agreed to further extend the maturity date of Emisphere’s Convertible Promissory Note (the “Note”) to June 4, 2010. The $10 million original principal amount Note, plus interest accrued to date, was originally issued to Novartis on December 1, 2004 in connection with the Research Collaboration and Option License Agreement between the parties of that date and was originally due on December 1, 2009.
About Emisphere Technologies, Inc.
Emisphere is a biopharmaceutical company that focuses on a unique and improved delivery of pharmaceutical compounds and nutritional supplements using its Eligen® Technology. These molecules and compounds could be currently available or in development. Such molecules are usually delivered by injection; in many cases, their benefits are limited due to poor bioavailability, slow on-set of action or variable absorption. The Eligen® Technology can be applied to the oral route of administration as well other delivery pathways, such as buccal, rectal, inhalation, intra-vaginal or transdermal. The company’s website is: www.emisphere.com.
Safe Harbor Statement Regarding Forward-looking Statements
The statements in this release and oral statements made by representatives of Emisphere relating to matters that are not historical facts (including without limitation those regarding the timing or potential outcomes of research collaborations or clinical trials, any market that might develop for any of Emisphere’s product candidates and the sufficiency of Emisphere’s cash and other capital resources) are forward-looking statements that involve risks and uncertainties, including, but not limited to, the likelihood that future research will prove successful, the likelihood that any product in the research pipeline will receive regulatory approval in the United States or abroad, the ability of Emisphere and/or its partners to develop, manufacture and commercialize products using Emisphere’s drug delivery technology, Emisphere’s ability to fund such efforts with or without partners, and other risks and uncertainties detailed in Emisphere’s filings with the Securities and Exchange Commission, including those factors discussed under the caption “Risk Factors” in Emisphere’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008 (file no. 000-17758) filed on March 16, 2009 and as amended on Form 10-K/A as filed on April 30, 2009, and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2009 as filed on November 9, 2009.
# # #